Exhibit 99.2

TRANSCRIPT

Premier, Inc.

Fiscal 2Q23 Earnings Call

Tuesday, February 7, 2023

8:00 a.m. ET

Premier Participants:

Michael J. Alkire, President & CEO

Craig McKasson, Chief Financial & Administrative Officer

Angie McCabe, Vice President, Investor Relations

Operator: Good morning, and welcome to Premier’s Fiscal 2023 Second Quarter Earnings Conference Call. [Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference over to Angie McCabe, Vice President, Investor Relations. Please go ahead.

Angeline C. McCabe

Vice President, Investor Relations, Premier, Inc.

Thank you.

Welcome to Premier’s Fiscal 2023 Second Quarter Conference Call. Our speakers this morning are: Mike Alkire, Premier’s President and CEO, and Craig McKasson, our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that our earnings release and the supplemental slides accompanying this conference call are available in the Investors section of our website at: investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and our Form 10-Q for the quarter, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Also, where appropriate, we will refer to “adjusted” or other non-GAAP financial measures, such as “free cash flow” to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation, and in our earnings Form 8-K, which we expect to furnish to the SEC soon.

I will now turn the call over to Mike Alkire. Mike?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Thanks, Angie.

Good morning, everyone, and thank you for joining us.

A short time ago, we reported our second quarter results, which I am pleased to share were largely in line with our expectations.

We also announced that we are implementing a targeted cost savings plan and revising our fiscal 2023 segment revenue and adjusted earnings per share guidance.

First, I’m incredibly proud of our team for continuing to execute the four pillars of our growth strategy. Strong revenue growth in our Performance Services segment was driven by the execution of enterprise license agreements this quarter and growth in our consulting services and certain of our adjacent markets businesses.

Importantly, we believe growth in enterprise license agreements demonstrates our strong partnerships with our members. These multi-year agreements expand the use of our technology and consulting services platform to help members deliver higher quality, more cost-effective care to their patients. Even in challenging times for health systems, our members and other customers continue to see our offerings as long-term solutions for their needs.

We are also making progress in strengthening our existing capabilities and expanding into adjacent markets. In the second quarter, we acquired TRPN assets for Contigo Health, our direct-to-employer business. These new assets, which we have rebranded as “ConfigureNet,” include our new out-of-network wrap currently offers access to more than 900,000 providers across 4.1 million U.S. locations. We believe this offering will positively impact employer-and provider-sponsored health plans’ bottom lines as well as health plan members’ out-of-pocket costs when they access out-of-network healthcare services.

Performance in our Supply Chain Services segment reflects quarter-over-quarter growth in net administrative fee revenue, primarily due to growth in the non-acute, or as we call it, the “Continuum of Care,” group purchasing business.

Also, as we anticipated, direct sourcing products revenue grew sequentially from the first quarter of fiscal 2023, primarily driven by expansion of our product portfolio in a more normalized demand and pricing environment.

While our second quarter performance generally reflects continued execution of our multiyear growth strategy, we – as well as our members and other customers – are operating in a challenging and uncertain macro environment.

Inflation, rising interest rates, labor challenges and ongoing supply chain constraints continue to affect our members and other customers. For example, within our Performance Services segment, Remitra, our e-invoicing and payables platform, is experiencing the same market dynamics impacting other financial technology companies. While these headwinds are driving slower-than-expected adoption of Remitra, we believe this environment further magnifies the need for invoice and payment automation and dependable supply chain financing for healthcare providers and suppliers in the long term.

We are in the process of realigning our Remitra business and cost structure for operational efficiencies in the near term, to include hosting accelerated solution design sessions with suppliers and providers to further strengthen our go-forward strategy. We remain confident regarding Remitra’s potential as an important growth engine for Premier.

As we announced this morning, we proactively implemented targeted but meaningful cost savings measures. This includes the reduction of non-labor expense as well as elimination of certain open staffing positions and a modest reduction in our workforce.

Let me be very clear – we are deeply committed to our mission: to improve the health of communities. We do not take decisions that affect our employees lightly. These were difficult decisions to make, but they were also necessary to align our cost structure with the current environment, while providing flexibility to support our members and other customers in improving the delivery and cost of care.

Looking ahead, we remain focused on executing our multi-lever growth strategy in reinforcing our competitive position. We will continue to appropriately and proactively invest in opportunities that optimize our business for sustainable, long-term growth while maintaining financial discipline and flexibility.

Importantly, we believe we are well positioned for longer-term success through the combination of our deep member relationships and our comprehensive and scalable technology and services platform powered by comprehensive healthcare data to deliver meaningful solutions to our members in the market.

I will now turn the call over to Craig McKasson for a more detailed discussion of our second quarter operational and financial performance, our cost-savings plan, and revised fiscal 2023 financial guidance. Craig?

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Thanks, Mike.

For the second quarter of 2023 and as compared with the same period a year ago, our results were generally in line with our expectations with:

•	total net revenue of $359.6 million, a decrease of 5%;

•	Supply Chain Services segment revenue of $235.5 million, a decrease of 13%; and

•	Performance Services segment revenue of $124.1 million, an increase of 15%.

In our Supply Chain Services segment, net administrative fees revenue increased 3% over the prior year period, primarily driven by growth in the non-acute group purchasing business. Our acute GPO business continued to be affected by a lower level of overall utilization of our members’ healthcare services in the quarter, which in turn impacts the supplies they purchase.

Within our acute and non-acute GPO portfolio, the food category produced another quarter of strong growth due to volume growth and the impact of inflation, which was partially offset by the continued normalization of demand and pricing across some categories, including pharmacy, and personal protective equipment, or PPE, relative to the prior year period. Also, demand and pricing for these categories have continued to decline from the high levels earlier in the pandemic.

As we have communicated on past earnings calls, we continue to tightly manage price increases on behalf of our healthcare provider members. Although inflationary price increases have impacted certain contracts across the portfolio, particularly products reliant on petroleum and labor for their production, these increases have been mitigated by price decreases in other areas, including pharmacy and PPE. Notably, through our disciplined negotiations, we implemented new pharmacy portfolio pricing this fiscal year which is yielding lower pricing for certain products compared with the prior year period. As a result, we did not experience a material impact from inflation on our overall business in the quarter.

As we expected, products revenue declined from the second quarter of last year which included higher prices and incremental purchases of PPE and other high-demand supplies related to the pandemic. The decline from the prior year was primarily due to 2 factors:

•	one, the state of the pandemic compared with the previous year; and

•	two, excess market supply and member inventory levels of certain products, including PPE, which contributed to lower demand and pricing.

We continue to see ongoing demand for other products and are expanding our product portfolio and driving increased member adoption to mitigate these market conditions.

In our Performance Services segment, revenue increased 15% compared with last year’s second quarter. This was primarily due to the timing of revenue associated with enterprise license agreements executed in the current year quarter compared with the prior year quarter as well as growth in our consulting and certain of our adjacent markets businesses, including contributions from our acquisition of TRPN key assets in October 2022.

As Mike indicated, Remitra, which is still in its early stages, is not ramping up at the pace we originally anticipated, and we are revising our fiscal 2023 expectations for this business. We are reducing headcount and associated costs in this business to better align with our current performance expectations and are in the process of adjusting our operational plan for Remitra moving forward. We remain confident in the longer-term prospects for this business and the need that these capabilities address for our members and suppliers.

With respect to our adjacent markets businesses, on a combined basis, we currently expect revenue to grow 30% to 40% this fiscal year over fiscal 2022, including the benefit from the contribution of our TRPN asset acquisition.

Turning to profitability, GAAP net income was $64.4 million for the quarter.

Adjusted EBITDA decreased slightly compared with the prior year period to $140.5 million, primarily due to 2 factors:

•

First, Supply Chain Services adjusted EBITDA decreased compared with the second quarter of fiscal 2022. Profitability of our direct sourcing business improved sequentially from the fiscal 2023 first quarter but declined from the prior year quarter, as we expected, due to the decrease in products revenue driven by lower demand and pricing for PPE and higher logistics costs in the current year period. Logistics costs have begun to normalize, and we expect to see that benefit margins in the second half of this fiscal year. Growth in net administrative fees revenue mitigated some of the decline in direct sourcing profitability.

•

A quarter-over-quarter increase in Performance Services adjusted EBITDA partially offset the decline in Supply Chain Services adjusted EBITDA. This was primarily due to an increase in Performance Services revenue, which was partially offset by higher selling, general and administrative expenses driven by additional headcount to support growth in certain of our adjacent markets businesses.

Compared with the year-ago quarter, adjusted net income decreased 5%, and adjusted earnings per share decreased slightly to $0.72, primarily as a result of the same items that impacted adjusted EBITDA as well as the increase in the effective tax rate in the current year. These items were partially offset by the impact of the completion of our fiscal 2022 stock repurchase program on the current year period shares outstanding.

From a liquidity and balance sheet perspective, cash flow from operations for the six months ended December 31, 2022, of $196.7 million was flat compared with the prior year.

Free cash flow for the second quarter was $109.6 million compared with $107.1 million for the same period a year ago. The increase was primarily due to lower purchases of property and equipment compared with the prior year period due to the timing of purchases. For fiscal 2023, we continue to expect free cash flow of approximately 45% to 55% of adjusted EBITDA.

Cash and cash equivalents totaled $94.6 million as of December 31, 2022, compared with $86.1 million as of June 30, 2022. We ended the quarter with an outstanding balance of $300 million on our five-year $1.0 billion revolving credit facility, which was renewed through December 2027 during the second quarter. We subsequently repaid $30 million in January.

With respect to capital deployment, we continue to take a considered and balanced approach, especially given rising interest rates. We remain committed to investing in organic growth, targeting acquisitions to strengthen or complement our existing capabilities and differentiate our offerings in the marketplace, and returning capital to stockholders through our quarterly dividend and periodic share repurchases. We have historically executed share repurchase programs on an annual basis, and while we do not currently have one in place, we will continue to assess whether and when that would be an appropriate use of capital.

During the first 6 months of fiscal 2023, we paid quarterly cash dividends to stockholders totaling $50.2 million. Recently, our Board of Directors declared a dividend of $0.21 per share, payable on March 15, 2023, to stockholders of record as of March 1.

Turning now to our cost-savings plan, this initiative is designed to position the business to weather the near-term challenges many of our providers and supplier partners are facing. Through this plan, we are lowering our expenses, including non-labor costs; eliminating more than 70 open positions; and reducing our workforce by approximately 100 employees, or nearly 4% of our total workforce.

These actions are expected to produce pre-tax cost savings of approximately $18 million to $20 million in fiscal 2023 and $35 million to $40 million on an annual run-rate basis. We expect pre-tax cash restructuring charges of approximately $8 million, primarily related to our workforce reduction which is expected to be substantially completed in February 2023 and expensed in the third quarter of fiscal 2023.

Now, turning to our revised fiscal 2023 outlook and guidance.

Based on our performance in the first half of this fiscal year, our current visibility into the macro environment and our expectations for the remainder of the year, we are making the following updates to our fiscal 2023 guidance ranges:

•	We are lowering Supply Chain Services net revenue to a range of $930 million to $980 million. This is comprised of the following components:

•

GPO net administrative fees revenue of $600 million to $620 million, as utilization has not yet universally returned to the level we originally anticipated, and members continue to destock excess inventory built up as a result of the pandemic;

•

Direct sourcing products revenue of $285 million to $315 million reflecting excess supply in the market and member inventory levels, as I mentioned earlier, and a slower ramp in new domestic manufacturing capabilities than we initially planned due to manufacturing factory delays. As we previously communicated, we are collaborating with many of our members to stand up domestic manufacturing of certain PPE products as part of our efforts to create a more resilient healthcare supply chain.

•

We are raising Performance Services net revenue to a range of $450 million to $470 million reflecting our performance in the second quarter and expected contributions from ConfigureNet, partially offset by lower revenue contributions from Remitra than we originally expected.

•	Our guidance for total net revenue remains unchanged for fiscal 2023.

•	Our guidance range for adjusted EBITDA also remains unchanged at $510 million to $530 million and incorporates certain one-time restructuring expenses associated with our cost savings plan.

As we look to the remainder of this fiscal year, we remain optimistic and are taking proactive steps to position the business to weather current macro headwinds but given the uncertainty in the environment and how it might evolve, there could be some additional pressure on profitability.

Lastly, we are lowering our adjusted earnings per share guidance to a range of $2.53 to $2.65, reflecting the following items:

•

Higher depreciation expense than we originally contemplated in our initial guidance, primarily as a result of certain fiscal 2023 planned depreciation not being calculated correctly within our forecast system. This issue has been corrected.

•	Higher interest expense due to rising interest rates and increased utilization of the company’s revolving credit facility to fund its acquisition of TRPN assets.

•	These items are expected to be partially offset by a tax benefit as we now expect our effective tax rate to be at the low end of our 26% to 27% guidance range.

From a cadence perspective, we currently expect the following for the remainder of this fiscal year:

•

In our GPO business, we expect net administrative fees revenue to be relatively flat in the third quarter compared with the prior year quarter, reflecting the current healthcare utilization environment and ongoing decrease in levels of member excess inventory.

•

In our direct sourcing products business, in the third quarter, we anticipate a sequential increase from the second quarter in revenue. However, we expect revenue to be lower in the third quarter compared with the prior year period which benefited from the impact of increased demand and pricing due to the pandemic.

•

In our Performance Services business, we expect third quarter revenue to decline sequentially from the second quarter due to the timing of certain enterprise license engagements, but we generally expect this segment to produce strong year-over-year growth in the third quarter.

•

From a profitability perspective, for the third quarter of fiscal 2023, we expect adjusted EBITDA to grow in the low-to-mid-single-digit range over the prior-year period. As I mentioned earlier, our third quarter results will reflect certain restructuring expenses related to our cost-savings plan, so we expect adjusted EBITDA to increase sequentially from the third to fourth quarter of this fiscal year.

In closing, while we had to implement difficult actions that impacted some of our teammates to help ensure our cost structure is more aligned with the current economic cycle, our business is resilient, and we remain well positioned in the market. We generate significant, stable cash flows, and our financial position remains strong. As we look ahead, we are focused on executing our strategy to deliver long-term growth and value creation for our stockholders and other stakeholders.

Thank you for your time today. We’ll now open the call up for questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] The first question comes from Eric Percher with Nephron Research.

Eric R. Percher: Thank you, Mike and Craig. Maybe to start with where you were ending and specifically the commentary around additional pressure on profitability is possible. Can you give us some view of what risks you have contemplated in second half guidance and where those additional pressures might come from?

Craig S. McKasson: Sure, Eric. This is Craig. I’ll be happy to take that. I think as we’ve talked about, clearly, utilization of the healthcare systems is a key area that we’re going to have to see how that continues to recover. I will tell you, you — certainly, it’s regional in nature. Some health systems are seeing rebounds, but a lot of health systems and other providers continue to not see utilization coming back at the pace that we would have anticipated.

So, to the extent that it doesn’t rebound at the levels we’ve contemplated, that would be a headwind. If we see a more robust recovery to utilization as we head into 2023, that would be a tailwind to kind of help us perform better. The other issue is around this destocking of inventory that has been taking place. We do think that has been normalizing down and getting back to where people’s purchasing patterns are going to start to be more normalized. But to the extent that that were to vary one way or the other, that would be a headwind or a tailwind.

Clearly, macroeconomic issues around where the overall economy goes, certainly can have implications one way or the other. We have factored in sort of where we believe best case to be on those three factors with what we see moving forward and in the discussions with our healthcare providers. But to the extent that those move, that would have an implication.

And then as we’ve historically talked about in Performance Services, again, we’re very proud of the results we achieved in the second quarter with the enterprise license agreements. Those do have variability that at times are difficult to predict, but we have a good pipeline and feel good about the ability to do that in the second half of the year, but that could be a headwind or a tailwind depending on whether and when those agreements come through in the last 6 months of the year.

Eric R. Percher: And items like destocking. I know last quarter we talked a lot about that. Does it feel like visibility into these items is just impaired in 2023 because of the comparisons? Or do you feel like you have better or worse visibility now versus where you were three or six months ago?

Michael J. Alkire: Eric, this is Mike. So just to give you a bit of a backdrop on this. So, if you looked at pre-pandemic, many of the healthcare providers sort of maintain this just-in-time inventory level for PPE and other supplies. And then obviously, post the pandemic, all of our members and others build up these pretty significant strategic stockpiles — 30, 60, 90 days in some cases, even 120 days. So then if you kind of look at where we are right now and given the macro environment, many of our providers are taking a closer look at these inventory levels and trying to sort of optimize or figure out what is the right size for carrying inventory levels going forward?

So, just in general, to answer your question very specifically, we expect sort of the short-term trend of this balance that our health systems are trying to go — trying to understand to occur over the next couple of quarters. And then we believe it will turn back into a much more normalized environment.

Operator: The next question comes from Michael Cherny with Bank of America.

Michael Aaron Cherny: Good morning, and thanks for taking the question. Maybe just first one, if I can. Relative to the change in Performance Services guidance, is there any way to bifurcate out the reduction in Remitra’s near-term outlook versus what was the contribution from the new TRPN assets in terms of the core versus noncore organic growth in that segment?

Craig S. McKasson: Sure, Michael. This is Craig. Thanks for the question. We don’t typically get into breaking out individual components, but as I did talk about on the call, our adjacent markets businesses, which again, as a reminder, include our Contigo Health business, the Remitra business, and also our clinical decision support and Applied Sciences, or life sciences business.

With the inclusion of ConfigureNet now that, as I said in my prepared remarks, will grow 30% to 40% year-over-year. We had originally expected that to grow 30% to 40% prior to the acquisition of ConfigureNet. If we were to remove ConfigureNet from that, we would still be growing just a couple of points below the low end of that range.

So outside of Remitra, the other three aspects of our business, both Contigo Health organically and with ConfigureNet now, Applied Sciences and clinical decision support are all growing at levels that would get us to the range that we originally discussed. It is just Remitra that has not seen the uptick and, in particular, due to the rollout of Remitra CFO, which was a supply chain financing aspect of that business, that with the rising interest rates and the cost of capital, we’re not seeing the uptick on.

So really, we’re seeing not more flat or not a lot of growth in the Remitra aspect, which is being made up by the performance in the other parts of our adjacent markets business and then the contributions from ConfigureNet.

Michael J. Alkire: And then, Michael, I do have to add from a Remitra standpoint, while we are seeing some sort of these short-term headwinds, I will tell you, I still believe in this incredible need in the market for our health systems to automate their invoicing and payment systems. We actually conducted an accelerated solution design event, which for us is sort of this strategy creation event with a number of really critical suppliers, very, very significant suppliers.

And I’ll tell you, to a person, all of them said that we need to have a technology like this in the industry. So, we’re still incredibly bullish on the program going forward. Going forward, we’re also going to create an accelerated solutions design event for the members to really, really drive out what that value opportunity is for them as well.

So, we’ve defined it what the value props are for the suppliers. And again, we’re going to have an accelerated solution design event for our members over the next couple of weeks to really define that value prop for the members as well.

Michael Aaron Cherny: Got it. And thinking about the net administrative fees, I don’t think it’s overly shocking to see that the Continuum of Care utilization is performing better than acute care given where we’ve seen your customers reports, other various different healthcare participants. As you think about the strategic evolution of that part of the business, is there any pivot you need to do or changes, investments, pullback you need to make within the core GPO to service what appears to be for all intents and purposes, a long-term transition towards more and more care happening outside of the traditional four walls of the hospital?

Michael J. Alkire: Sure. Thanks for the question, Michael. So, first of all, we are actually realigning resources, obviously, to that non-acute area. So — but before I give you a bit more detail on that, let me just say, the core capability of the GPO actually services acute and non-acute. So, we have one capability that services both. And then we have additional value that we create in the non-acute space, leveraging technology and other things to get after things like purchased services and some of the smaller expense items.

So, very specific to your question, the investments that we’re going to continue to make to get after that non-acute space primarily revolve around technology. So, technology to help these non-acute facilities do ordering, technology that helps them understand what’s happening with their purchase services spend and those kinds of things. So, we have been realigning given that the growth is in that non-acute, and you’re going to see us continue to make investments in those areas.

Craig S. McKasson: Yes. And Michael, this is Craig. The only quick thing I would add to that is, as part of that technology evolution that Mike is describing, obviously, the nature of the non-acute customer base is more disparate. And so, focusing through technology on ensuring roster attachments are correct, price activations are happening onto the contract portfolio. It’s — that part of the business is a little easier in a more centralized acute function. And so, we do have efforts and initiatives to do that. And then I would remind you that the non-acute GPO in and of itself has grown over the past four to five years from about 30% of our GPO portfolio up to 40%. So, it is definitely a bigger area of growth and an area of focus as we continue to move forward.

Michael J. Alkire: And one other comment I should have made, and I should have tied it back to Remitra. This is why Remitra is so important, right? Because in these non-acute areas, it’s going to be really critical that we understand what’s happening from an invoice, all invoices. And Remitra will be that solution for that non-acute market.

Operator: The next question comes from Stephanie Davis with SVB Securities.

Stephanie July Davis: Hey guys, thank you for taking my question. There’s a lot of moving pieces in the quarter. So, I was hoping we could look through the timing of license sales over the past two quarters, the Performance Services business and the normalization in the Supply Chain side. And can you talk to some of the underlying growth in your new initiatives and what’s been better or worse than expected?

Craig S. McKasson: Sure. I’ll start and then Mike can add some color. So, relative to Performance Services, we’re extremely pleased with the second quarter performance and what we saw from enterprise license agreement execution standpoint.

As you’ll recall, last quarter, we had indicated that we’d had a license or two that had not come in that we’d originally anticipated. And then we had actually said that one of those had come in sort of post-quarter close when we announced our earnings. That — this demonstrates that, that, in fact, did occur. And then we had strong performance through the remainder of the quarter, actually hitting highest levels of enterprise license that we’ve had in terms of performance for the quarter. So very pleased with that.

As we look at the other parts of our business – clinical decision support – it was very successful in the quarter. Contigo Health is continuing to do what it needs to do ahead of plan for the quarter. And on a year-to-date basis, the Life Sciences business is growing extremely well in terms of the work that we’re doing with life sciences organizations to move them forward.

Again, where we didn’t see performance where we expected is Remitra, and so that was below the expectations and the reasons for our commentary about revising that plan. So, that’s sort of – and the last piece of Performance Services, we also had a very strong quarter in our advisory services business. We’re continuing to see growth above and at expectations for managed services where we’re actually helping healthcare systems provide service oversight of their IT applications and other things from an advisory standpoint, and we’re also seeing good performance in our collaboratives still. So that’s Performance Services.

On the supply chain side of the business, the normalization, as we talked about in the call, we continue to expect to see direct sourcing in particular, come down this fiscal year but begin to grow sequentially. We saw that in this quarter. We’ll continue to see that sequentially through the balance of the fiscal year, but we won’t see year-over-year growth until we get to the fourth quarter because we did have higher demand and pricing in the prior year compared to what we’re experiencing in the current year.

And then relative to the GPO part of the business, it really is part and parcel tied to utilization and the excess inventory levels that we’ve seen. As we — as Mike discussed, we do think that inventory is getting back down toward normalized levels, but there may be a little bit of a tail on that still that could impact sort of the level of growth that we see in the back half of the year slightly.

Stephanie July Davis: On the Performance Services side, if it’s not just beneficial timing from a pullover from last quarter, but actually better enterprise sales. How do we reconcile the weaker hospital macro versus that, that kind of reprioritization of all these IT projects?

Michael J. Alkire: Yes. So, I think you were asking some of the smaller health systems. It’s interesting, Stephanie. I think what you’re going to see going forward is the — so smaller health systems are going to need the same levels of technology and efficiencies as the big ones, right, if not more.

So, we have been creating and designing technology, enterprise license services to really reduce the number of point solutions that all of these health systems are dealing with and pretty much have one sort of overarching enterprise analytics strategy. So, we believe, obviously, it will create the most amount of value for those health systems regardless if they’re large or small. And then, of course, Stephanie, where I think we have pretty — we believe we have pretty significant differentiation, it’s having that wraparound services capability to really drive performance improvement.

Operator: The next question comes from Steven Valiquette with Barclays.

Michael J. Alkire: Steven, you might be muted.

Operator: Mr. Valiquette, your line is open. Okay. We’ll move along then to the next questioner. The next questioner is Jessica Tassan with Piper Sandler.

Jessica Elizabeth Tassan: Hi, good morning, thanks for taking the question. I was hoping just when you talk about utilization related pressure on acute care purchasing, can you just help us understand, maybe what categories of spend you’re seeing pressure in? Is it mostly manifesting in consumables? Or are you seeing capital purchasing delays as well? And then if it is, in fact, capital related, do you just have any visibility into a recovery?

Michael J. Alkire: Yes. So, thanks, Jess. Let me take a quick stab at this. So overall utilization, if — and this is going back to the end of our first quarter, and we have like a 90-day lag on some of this information. But we saw a decrease in the acute spend by about 2.4%, and then we saw an increase in that quarter of 3.1%. So that ...

Craig S. McKasson: Decrease, not increase.

Michael J. Alkire: I’m sorry, acute was decreased 2.4% and then non-acute was increased? Or is that — decrease for 3.1 — okay. So, both of those areas highlight the fact that, obviously, that are — the core basic buying of the health systems, so think med surge and those kinds of things are still under a lot of pressure. Where we’re seeing increases, obviously, is the food is coming back a lot quicker than had originally been — the food is coming back a lot quicker or the food is coming back at a better rate post-pandemic.

Craig S. McKasson: Yes. So, the only thing I would add to that, Jessica, is I think — and again, I’m going to say what I repeat what I said earlier in terms of, it does vary. So, you will hear some healthcare organizations that are seeing strong utilization. It does depend on the markets that they’re in. But broadly overall, the entire footprint, we’re not seeing overall utilization come back at the levels that we thought.

It is, in some part, elective procedures not being there. Some of this is actually dependent on labor. We continue to hear from our healthcare providers that they are challenged in terms of getting full staffing back to where they needed it to be, to be able to provide everything that they need and want to provide.

And relative to your question on capital, I don’t know that we have a conclusive kind of response sometimes capital because of the timing lag — but broadly, I would say that we have seen some pause in capital equipment purchases, but from a GPO standpoint, for us, that would actually have — if they’re delaying or have already delayed the administrative fees would be in the future because we get paid at the point in time when that capital equipment is put into service in the healthcare institution.

Jessica Elizabeth Tassan: Yes. That makes sense. And then just my quick follow-up – thank you, I appreciate it. And then my quick follow-up would be, can you just remind us what percent of Performance Services revenue or what products we should think about as recurring or reoccurring revenue versus license?

Craig S. McKasson: Yes. So, across our entire Performance Services segment revenue, about 80-plus percent is non-license based type revenue.

Operator: The next question comes from Richard Close with Canaccord Genuity.

Richard Collamer Close: Yes. Thank you for the questions. Craig, I was wondering if you could just walk us through the depreciation expense and what we should be thinking about that? And what the change was? And then just on the interest expense that you called out in the higher rates. I guess I’m a little surprised that you were surprised on that from the original guidance. So just walk us through those 2 points, if you could?

Craig S. McKasson: Yes. Thank you for the question, Richard. So relative to depreciation, as I indicated in my comments, we unfortunately had an issue with our forecasting system that was not calculating planned depreciation on future assets at such point in time that they would be placed into service in the system.

So as you know, we developed — internally developed software. We have a road map of when those will be placed in the — into service. And so as we got into this fiscal year and particularly in the second quarter, we realized depreciation was coming in higher than we had thought and anticipated in our planning model and identified this system issue in our forecast system.

And so, we’ve rectified that. We now have reconciliation processes and things in place to make sure that does not occur anymore. But that did result in depreciation in our actuals being higher than we had initially contemplated and believed at the time that we established guidance back in August. That’s really the primary issue associated with depreciation.

A minor related element accelerating a little bit of depreciation is we had a couple of smaller assets that we accelerated the useful lives on to given sort of the use of those in the marketplace, which is just giving us more depreciation than we’d originally planned as well. So, those 2 items are really what drove the increase in depreciation expense versus what was contemplated, certainly disappointed. We had a system issue, didn’t discover it at the time, but we have rectified that and put processes in place to make sure that does not occur again in the future.

Relative to the interest expense, as a reminder, when we established guidance back in August, we did not have the TRPN acquisition closed. So, we didn’t have the level of capital on the credit facility that we do now. At the time of our first quarter call in November, we were still in the process of renewing our credit facility and didn’t want to get premature in terms of updating and understanding where that was ultimately going to come out. And at that time, not having identified the depreciation challenge that we’re now facing, the interest expense actually would have kept us within our initially planned guidance range. But the combination of those actually did create the requirement for us to have to adjust guidance. And so that’s the reason for the two line items and the adjustment — to our adjusted earnings per share guidance.

Operator: The next question comes from Eric Coldwell with Baird.

Eric White Coldwell: Thank you very much. I have perhaps three just clarifications, housekeeping stuff. First, Craig, in your early prepared — or discussion on the Q&A, you were talking about headwinds and tailwinds as you looked out through the year. At the end of that, you said something to the extent of, we have factored in the best case. It would seem to me you would want to factor in the middle case in guidance. I’m just — was that a wording issue?

Craig S. McKasson: I apologize, Eric. If I didn’t say it correctly, I meant to say our best estimation, not best case. So yes, it — we certainly did not factor in a best case into our expectations. We factored in our best evaluation based on the macro environment conditions and what we’re hearing from our healthcare systems today.

Eric White Coldwell: Yes. I assumed that was the case, but I wanted to make sure it was clear.

And then another clarification or just reiteration perhaps. I think you said if you exclude the new acquisition, TRPN ConfigureNet, that adjacent markets growth within Performance Services would have only been a couple of points below the lower end of the original 30% to 40% growth range. Did I hear that correctly?

Craig S. McKasson: That is correct.

Eric White Coldwell: Okay. So, I know the theme of Remitra is important, but the magnitude of the impact, therefore, not huge in dollar terms.

And then the last one, the pretax restructuring charges coming in 3Q. Was part of your discussion of 3Q profitability, the inclusion of those charges in non-GAAP numbers, i.e., will — is this going to be taken out in GAAP? Or is this going to — those charges going to — actually the $8 million going to impact EBITDA in the third quarter on a consensus basis?

Craig S. McKasson: Yes. Thank you for asking. We are absorbing the $8 million restructuring charge in our adjusted EBITDA performance. We will not be adding that back. So that’s why we are indicating that that’s going to impact third quarter profitability. It’s not an add-back to adjusted EBITDA.

Operator: The next question comes from Jack Wallace with Guggenheim.

Jack Dawson Wallace: Thanks for taking my question. Got one on Remitra. Just so I’m clear, it seems like some of the slower pickup in that business was related to part of the value prop, related to the financing, your portion of the business.

As I’m just stepping back and thinking, all right, you’ve got a product or you got a service that will help reduce costs, reduce friction in the payments, reduce some of the labor burden. It seems like it’s a very great product market fit in today’s macro. So, I guess my question is, are there other points of friction that may be causing a slower rollout of the product, whether it’s implementation time lines, any kind of upfront payments, something that would cause the customer base to pause on a decision there, even if they were not — were to not go through with the financing option?

Michael J. Alkire: Yes. So, this is Mike. So virtually all of the concern or the lack of performance was that CFO, that cash flow optimizer. And as Craig said, it’s primarily — well, it’s related to a couple of things. One, interest, obviously, in the market, but also just the market in general.

But secondly, what I’ll continue to say is, the backside of this, the invoicing part of this is something that’s absolutely going to be needed in the healthcare systems. It actually helps them centralize invoicing. And as I continue to say as healthcare moves from the acute to the non-acute, it’s going to be really important that they centralize all this invoicing across all these disparate areas where they’re providing care. And this solution will actually do that.

So, it obviously will help reduce labor costs in terms of managing invoices, but just as importantly, provide them insights as to what’s being invoiced in those facilities. So, like I said earlier, we’re incredibly still positive on this opportunity. And as I said, we had a number of our suppliers together, a couple of weeks ago, and there was a lot of excitement there. And I imagine when we get the providers together, we’ll see the same level of excitement.

Jack Dawson Wallace: Got you. That’s helpful. And then on the GPO: two questions here. One, do you think you’re feeling the impact of some of the reimbursement issues that have plagued providers in the back half of the calendar year and maybe even to the first quarter, just that payers delaying some payments? And if there’s — and related to that, do you feel like there’s potentially even lower levels of inventory supplies, particularly in the inpatient, and customers just as — as CFOs they are managing cash flow. So maybe the flip side of that being, is there a — do you feel like there’s a potential for a snapback break or have a faster glide path out of the sequential hold that you have in the third quarter guidance?

Michael J. Alkire: Yes. So as far as payers slow paying, no, that’s not, typically, that’s not something that will have the level of impact in terms of our business. And that our — for the most part, especially as it relates to the GPO, it’s pretty much driven by utilization rates. As it relates to your other question, I think, as I said, from an inventory standpoint, they’ll continue to bleed this inventory out. At some point, obviously, in the next quarter or 2, you’re going to start to see more of an uptick. But I think that the CFOs are really trying to find that optimized level of inventory to ensure that they have enough product, but obviously, they don’t have a high level of expense carrying that product.

Operator: And our last question will come from Kevin Caliendo with UBS.

Kevin Caliendo: Thank you. I guess to follow up on that, if you think about the issues in the supply chain, have you delineated at all between the impact from lower utilization versus the impact from inventory reductions and/or manufacturing issues?

Michael J. Alkire: Yes, it’s — first of all, it’s tough for us to delineate in that the pressures that our health systems feel in terms of utilizing inventory is all based upon expiration, right? So, they’re going to try to use that product rightfully so. They’re going to try to use that product, obviously, before it expires.

So we know that there’s a ton of that in the market as you would expect. Having said that, on utilization in general is so geographic. We have a number of our health systems that actually are starting to see volumes come back to normal. So, volumes that obviously are better, important, especially to create growth in the GPO admin fees, so those elective procedures. And so, we are starting to see growth in certain markets of where that’s actually occurring.

But we’re not seeing it in other markets. So, it’s really hard for us to delineate given that there’s so much difference between just utilization patterns, it’s really hard for us to delineate the difference between what’s happening from a utilization standpoint and what’s happening from an inventory management standpoint.

Craig S. McKasson: Yes. And the only other point I would highlight, Kevin, the focus of today’s conversation and the question has really focused on the member inventory levels. But as we also articulated, there is and does continue to be excess supply in the market. There was much manufacturing done to try and anticipate and prepare for where they thought demand might be needed because of the shortages we were seeing.

An example I would give you is the state of New York had bought so much inventory that they actually continue to give away some inventory to healthcare providers in New York versus New York providers having to buy it. And so that excess supply issue is also sort of pushing through the channel, which needs to. And we think it’s going to get there over the next quarter or so as we’ve talked about, but that’s another dynamic. And so, when you have all three of those, it’s hard to kind of prescriptively say X is attributable to this, Y is attributable to that and Z attributable to that.

Kevin Caliendo: And presumably, that excess supply is mostly PPE? Or is it other stuff as well?

Craig S. McKasson: PPE, yes.

Kevin Caliendo: Yes. So, are you seeing anything with your customers, they’re moving down? Are they doing more private label, being more on formulary? Are they doing any narrow sourcing, anything like that?

Michael J. Alkire: Yes. As you would expect, so our committed programs have continued to grow. Our SURPASS program has — it’s, I don’t know. We’re seeing a probably about an 8% or 9% growth in folks that are interested in SURPASS. And then similar levels of people that have taken advantage of our AscenDrive program.

So those committed programs are picking up just as you would expect, given the financial pressures that these health systems are undertaking, and all of them would tell you they’d much rather figure out ways to standardize product as opposed to reduce labor.

Kevin Caliendo: You talked about pricing discipline and your openness to your suppliers to look to pass through price. Can you talk about where you mentioned certain raw material prices and/or labor costs. Can you talk about where you’re allowing higher prices into your formulary versus maybe where some of your customers might also be allowing certain products to go through with a higher price? Like what you accept as a higher price some of your hospitals have the option to also buy in, and are you seeing any differences there in terms of what they’re willing to pay up for? Sorry for…

Michael J. Alkire: No, no, no. Good question. So, just as a quick reminder, as you think about anything — any decision from a sourcing standpoint that happens here, it’s primarily happening in one of our sourcing committees, which is made up entirely of our healthcare system executives.

So, when we get a price increase or somebody that wants to do a price increase, that goes by that committee. That committee makes the decision as to whether or not they’re going to agree to that. And there’s a number of factors that they weigh in terms of determining whether or not to allow that price increase. And obviously, profitability of the supplier is important.

The second is how healthy is the market if they don’t allow for a price increase and that supplier does not provide that product, are we going to create a monopoly or duopoly or whatever. So they put all of those sort of ideas into their decision process.

And then that really determines whether they take a price increase. But for the most part, any increase that we take is based upon our member input. So I don’t — there’s not a difference as to whether or not Premier takes one versus the members because we are very, very aligned in those areas.

Kevin Caliendo: That’s actually really helpful. If I can get one last one in. We’ve all seen and read how shipping costs and some of the big inflationary pressures that were hurting the supply chain in 2020 and 2021. Those have come meaningfully down. I’m just wondering, as you see that, are you changing or is it creating more opportunity to source for yourself more effectively? Is that something that’s happening now? Or is that something that might happen in the future? And how would that impact the business for you?

Michael J. Alkire: No. So it is, but we’re always — it’s a great question, but we always have an eye towards another event like this. So obviously, we want to take advantage of any synergies that are happening from a logistics standpoint and make sure that, that value gets obviously driven into the contracts and then our health systems are paying less for products.

Having said that, we want to make sure that we are building more resiliency into the supply chain, so that if there is ever a huge logistical challenge in the future, we have the ability to pull a lever that has more nearshore, onshore capability. So, we are going to continue to build out that resilient model. So even though today, we’re seeing the logistical costs come down, we want to make sure we have the right optionality in the event that costs significantly go up in the future.

Operator: This concludes our question-and-answer session and Premier’s Fiscal 2023 Second Quarter Earnings Conference Call. Thank you for attending today’s presentation. You may now disconnect.

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